Exhibit 99.1
WESCO Completes Acquisition of TVC Communications
     PITTSBURGH, December 16, 2010/PRNewswire/ — WESCO International, Inc. (NYSE: WCC), a leading provider of electrical and industrial MRO products, construction materials, and advanced integrated supply procurement outsourcing services, today announced that WESCO Distribution, Inc. has completed its previously announced acquisition of TVC Communications, L.L.C. (TVC) for a purchase price of $246.5 million, subject to certain adjustments. TVC is a leading distributor of broadband communications network infrastructure products serving the cable, telecommunications and satellite industries.
Mr. John J. Engel, WESCO’s President and Chief Executive Officer stated, “WESCO’s data communication product sales are approximately $1 billion after the acquisition of TVC Communications. We believe the long term growth potential in data communications is very attractive and we are well positioned for continued growth. As previously stated, we anticipate the TVC acquisition will be immediately accretive and estimate an improvement to WESCO’s 2011 diluted earnings per share of approximately $0.30 or more.”
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About WESCO: WESCO International, Inc. (NYSE: WCC) is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation’s largest provider of integrated supply services. 2009 annual sales were approximately $4.6 billion. The Company employs approximately 6,100 people, maintains relationships with over 17,000 suppliers, and serves over 100,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates seven fully automated distribution centers and approximately 380 full-service branches in North America and select international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.
About TVC: For more than 50 years, TVC Communications, L.L.C. has been providing integrated business solutions to the broadband telecommunications industry. Whether a network uses fiber optic cable, twisted pair or coaxial cable, TVC offers the technical products and supportive services to help its customers understand and meet their communications goals in the US, Canada, Caribbean, Mexico, Central and South America. Backed by close working relationships with top manufacturers and a deep understanding of the applications and technology behind the products it sells, TVC has proven itself to be a valued partner to both the broadband cable and telecommunications industries.
The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as well as the Company’s other reports filed with the Securities and Exchange Commission.
Contact: Richard Heyse, Vice President & Chief Financial Officer
WESCO International, Inc. (412) 454-2392, Fax: (412) 222-7566